EXHIBIT 99.1

Integrity Media Announces Completion of Going-Private Transaction

MOBILE, Alabama (July 9, 2004) – Integrity Media, Inc. (NASDAQ/NMS: ITGR), a media/communications company that produces, publishes and distributes Christian music, books and related products, announced today the completion of its merger with Kona Acquisition Corp., an entity wholly owned by P. Michael Coleman, Integrity’s co-founder, principal stockholder, President and Chief Executive Officer, that is expected to have the effect of taking Integrity private.

As part of the going-private transaction, each holder of Integrity’s Class A common stock will receive $6.50 in cash for each outstanding share, other than shares owned by certain continuing stockholders who are officers of Integrity. Further, Integrity is eligible to terminate the registration of its Class A common stock under the Securities Exchange Act of 1934, as amended, and has requested that its Class A common stock be delisted from the Nasdaq National Market effective at the close of business today.

“We are pleased to announce the closing of the merger,” stated Mr. Coleman. “The termination of the registration of our Class A common stock and elimination of our ongoing reporting obligations will greatly reduce our administrative expenses and allow management to focus more effectively on Integrity’s future.”

Integrity Media, Inc. is a media/communications company that produces, publishes and distributes Christian music, books and related products. It is ah producer and publisher of products that facilitate a Christian lifestyle. Integrity’s products are sold primarily through retail stores and direct to consumers throughout the United States and in 168 other countries. Integrity is headquartered in Mobile, Alabama, and its common stock is listed on The Nasdaq National Market under the symbol “ITGR.” Information about Integrity, including financial and operating performance, is also available at Integrity’s Web site, www.integritymedia.com/invest/financialpr.html.